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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Xenon Pharmaceuticals Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-199860, 333-202765, 333-210050, 333-216543, 333-223497, 333-230103 and 333-233758) on Form S-8 and (No. 333-233056) on Form S-3 of Xenon Pharmaceuticals Inc. of our reports dated March 9, 2020, with respect to the consolidated balance sheets of Xenon Pharmaceuticals Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal controls over financial reporting, both of which reports appear in the December 31, 2019 annual report on Form 10-K of Xenon Pharmaceuticals Inc.

Our report on the consolidated financial statements refers to changes in accounting policies for leases in 2019 due to the adoption of ASU 2016-02, Leases (Topic 842).

/s/ KPMG LLP

Chartered Professional Accountants

March 9, 2020
Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.